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                                                                      EXHIBIT 12

                   ING USA ANNUITY AND LIFE INSURANCE COMPANY

                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

                                                                         FOR THE
                                                                 YEAR ENDED DECEMBER 31,
                                                         ------------------------------------------
     (In millions)                                        2004     2003     2002      2001     2000
                                                         ------------------------------------------
1.   Income from continuing operations before income
     taxes............................................   $173.6   $56.5   ($176.3)   ($3.8)   $32.4
2.   Interest expense.................................     14.6    15.8      16.9     19.3     19.9
3.   Interest factor of rental expense................      5.1     5.3       5.4      2.6      2.6
4.   Net (undistributed) distributed income from
     equity investees.................................    (1.8)    13.7        --       --       --
                                                         ------   -----   -------    -----    -----
5.   Earnings before interest credited on investment
     products.........................................    191.5    91.3    (154.0)    18.1     54.9
6.   Interest credited on investment
     products.........................................     19.2     3.6        --       --       --
                                                         ------   -----   -------    -----    -----
7.   Earnings.........................................   $210.7   $94.9   ($154.0)   $18.1    $54.9
                                                         ======   =====   =======    =====    =====
8.   Interest expense.................................    $14.6   $15.8     $16.9    $19.3    $19.9
9.   Interest factor of rental expense................      5.1     5.3       5.4      2.6      2.6
10.  Preferred stock dividend requirements of
     majority-owned subsidiaries (non-intercompany)...       --      --        --       --       --
                                                         ------   -----   -------    -----    -----
11.  Fixed charges before interest credited on
     investment products..............................     19.7    21.1      22.3     21.9     22.5
12.  Interest credited on investment
     products.........................................     19.2     3.6        --       --       --
                                                         ------   -----   -------    -----    -----
13.  Fixed charges....................................    $38.9   $24.7     $22.3    $21.9    $22.5
                                                         ======   =====   =======    =====    =====
14.  Ratio of earnings to fixed charges before
     interest credited on investment products
     (Line item 5/ Line item 11).....................       9.7     4.3      (6.9)     0.8      2.4
15.  Ratio of earnings to fixed charges
     (Line item 7/Line item 13)......................       5.4     3.8      (6.9)     0.8      2.4